EXHIBIT 23.2


1 March 2002


The Directors
Newmont Mining Corporation
1700 Lincoln Street
Denver
Colorado 80203
UNITED STATES OF AMERICA


Dear Sirs

CONSENT FOR INCLUSION OF DELOITTE TOUCHE TOHMATSU REPORTS

Newmont Mining Corporation (Newmont) intends to file a Form 8-K dated 15 February 2002 with the Securities and Exchange Commission in respect of Newmont's acquisition of the shares of Normandy Mining Limited (Normandy). The Form 8-K incorporates by reference the audited financial report of Normandy for the year ended 30 June 2001 (which includes audited comparative information for the year ended 30 June 2000) as Exhibit 20.4 and the reviewed financial report of Normandy for the half year ended 31 December 2001 (which includes reviewed comparative information for the half year ended 31 December 2000) as Exhibit
20.5. Deloitte Touche Tohmatsu's (Deloitte's) audit report on Normandy's financial report for the year ended 30 June 2001 and review report on Normandy's financial report for the half year ended 31 December 2001 are included in the above exhibits.

You have requested that Deloitte give its consent for the inclusion of our audit and review reports in Exhibit 20.4 and 20.5 to the Form 8-K.

Deloitte consents to the inclusion in the Form 8-K exhibits of our audit and review reports in the form and context in which they are included.

Yours faithfully
DELOITTE TOUCHE TOHMATSU




/S/ TIMOTHY BIGGS

TIMOTHY BIGGS
Partner

TGGB:AH


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The liability of Deloitte Touche Tohmatsu, is limited by, and to the extent of, the Accountants' Scheme under the Professional Standards Act 1994 (NSW).